EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JUNE 25, 2021

Paychex, Inc. Reports Fourth Quarter and Full Year 2021 Results

Fourth Quarter Service Revenue Grew  14% to $1.0 Billion

Fourth Quarter Diluted Earnings Per Share Grew 20%

Full Year Service Revenue Ended Above Prior Year

Rochester, N.Y. - (June 25, 2021)  -  Paychex, Inc. (the “Company,” “Paychex,” “we,” “our,” or “us”) today announced the following results for the quarter ended May 31, 2021 (the “fourth quarter”) and fiscal year ended May 31, 2021 (“fiscal year”), as compared to the corresponding prior-year periods:

	Fourth Quarter			Fiscal Year
In millions, except per share amounts	2021	2020	Change(2)	2021	2020	Change(2)
Total service revenue	$1,014.7	$889.8	14%	$3,997.5	$3,953.6	1%
Total revenue	$1,029.2	$915.1	12%	$4,056.8	$4,040.5	—%
Operating income	$353.8	$299.6	18%	$1,460.7	$1,460.5	—%
Diluted earnings per share	$0.73	$0.61	20%	$3.03	$3.04	—%
Adjusted diluted earnings per share(1)	$0.72	$0.61	18%	$3.04	$3.00	1%

(1)

Adjusted diluted earnings per share is not a  United States (“U.S.”) generally accepted accounting principle (“GAAP”) measure. Adjusted diluted earnings per share includes adjustments  for one-time non-recurring cost-saving initiatives in the first half of our 2021 fiscal year and net tax windfall benefits related to employee stock-based compensation payments. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of non-GAAP measures and a reconciliation to the U.S. GAAP measure of diluted earnings per share.

(2)Percentage changes are calculated based on unrounded numbers.

Martin Mucci, president and chief executive officer, commented, “We ended this year with strong momentum having navigated through a fiscal year of unprecedented challenges. Our fourth quarter results were driven by record client retention levels, record sales results, and stronger checks per client, which were driven by improving macroeconomic conditions and gains in employment. Client base growth was strong and we ended the fiscal year with over 710,000 clients. We are proud to finish the year with positive service revenue growth which is a testament to the resiliency, innovation, and commitment of our employees and the strength of our business model. Having navigated through the uncertain environment of the pandemic, we are well-positioned with the continued innovation of our technology and product suite to meet the continuing needs of businesses and help them succeed and thrive as they begin to bring employees back to work and adjust to the changes of how, where, and when work gets done.”

Mucci added, “Earlier this month, we hosted our Paychex Business Conference which brought together experts, insights, and resources to provide the solutions clients are seeking to build a better workplace, team, and business that will thrive in 2021 and beyond. The virtual event featured HR and business experts, workplace visionaries, and demonstration of the technology and service options that Paychex brings to our markets. This conference also provided an important way for us to thank our clients for their tremendous loyalty as shown in our record levels of client retention.”

Fourth Quarter Business Highlights

Highlights as compared to the corresponding prior-year period are as follows:

Management Solutions revenue was  $756.4 million,  an increase of 14%, led by the following:

•	Increase in our client base and penetration of our suite of solutions, particularly HR outsourcing, retirement services, and time and attendance.
•	Continued solid growth experienced from new services and product initiative offerings.
•	Higher checks per client as businesses start to recover from the COVID-19 pandemic and their employees return to work.

Professional Employer Organization (“PEO”) and Insurance Solutions revenue was $258.3 million, an increase of 13%,  driven by the following:

•	Increase in the number of worksite employees at our clients.
•	Higher margins on state unemployment insurance.

Interest on funds held for clients decreased 43% to $14.5 million, impacted by the following:

•	Lower realized gains of $8.7 million and lower average interest rates impact of $3.9 million, offset by
•	11% increase in average investment balances; impacted by growth in our overall client base and improving macroeconomic conditions as businesses recover from the pandemic.

Total expenses increased 10% to $675.4 million, impacted by the following:

•	Higher performance-based compensation compared to fiscal fourth quarter of 2020 when performance was negatively affected by the sharp decline due to the start of the pandemic.
•	Increase in PEO direct insurance costs due to growth in client worksite employees across the PEO business.

Operating income was $353.8 million. Operating margin (operating income as a percentage of total revenue) was 34.4% compared to 32.7% for the prior year.

Our effective income tax rate was 24.0% compared to 24.3% for the prior year,  impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments, with a higher volume of employee stock option exercises experienced in the current period.

Fiscal 2021 Business Highlights

Highlights as compared to the prior year are as follows:

•	Payroll client base growth of 4%.
•	HR Solutions and PEO client worksite employees growth of 18%.

Management Solutions revenue was $3.0 billion, an increase of 2%, impacted by the following:

•	Payroll client base growth and increased penetration of our suite of solutions, including HR Solutions, Retirement Services, and Time and Attendance.
•	Growth in ancillary products and services due to higher transaction volumes, offset by
•

A  decline in check volumes experienced during the first three quarters of our fiscal year from an overall reduction in the number of clients processing payrolls due to lower employment levels during the pandemic.

PEO and Insurance Solutions revenue was $974.1 million, a decrease of 2%, driven by the following:

•	Decrease in the number of worksite employees at our clients in the first three quarters, offset by growth in the fourth quarter.
•	Lower workers’ compensation premiums driven by reduced wages and softening of market rates.

Interest on funds held for clients decreased 32% to $59.3 million, primarily impacted by:

•	Lower average interest rates and realized gains.
•	Average investment balances were consistent.

Total expenses of $2.6 billion increased 1%,  primarily impacted by:

•

Higher performance-based compensation due to stronger than anticipated performance for fiscal 2021, compared to fiscal 2020 where performance was impacted in the fourth quarter by the sharp decline due to the start of the pandemic.

•

Increases were largely offset by lower discretionary and facilities spend due to office closures and restrictions resulting from the pandemic, as well as lower amortization of intangible assets and the impact of cost savings initiatives.

Operating income was $1.5 billion. Operating margin (operating income as a percentage of total revenue) was 36.0% compared to 36.1% for the prior year.

Our effective income tax rate was 23.5% compared to 23.6% for the prior year,  impacted by the recognition of net discrete tax benefits related to employee stock-based compensation payments.

Financial Position and Liquidity

Our financial position and cash flow generation remained strong. As of May 31, 2021, we had:

•	Cash, restricted cash, and total corporate investments of $1.1 billion.
•	Short-term and long-term borrowings, net of debt issuance costs, of $804.7 million.
•	Cash flows from operations were $1.3 billion for the fiscal year.

Return to Shareholders in Fiscal 2021

•	Paid quarterly dividends totaling $908.7 million.
•	Repurchased 1.7 million shares of our common stock for a total of $155.7 million.

Non-GAAP Financial Measures

	For the three months ended			For the twelve months ended
	May 31,			May 31,
$ in millions	2021	2020	Change	2021(1)	2020	Change
Operating income	$353.8	$299.6	18%	$1,460.7	$1,460.5	—%
Non-GAAP adjustments:
Cost-saving initiatives(2)	—	—		32.2	—
Total non-GAAP adjustments	—	—		32.2	—
Adjusted operating income	$353.8	$299.6	18%	$1,492.9	$1,460.5	2%

Net income	$263.0	$220.7	19%	$1,097.5	$1,098.1	—%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(2.2)	(0.1)		(19.4)	(14.9)
Cost-saving initiatives(2)	—	—		24.3	—
Total non-GAAP adjustments	(2.2)	(0.1)		4.9	(14.9)
Adjusted net income	$260.8	$220.6	18%	$1,102.4	$1,083.2	2%

Diluted earnings per share	$0.73	$0.61	20%	$3.03	$3.04	—%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments(3)	(0.01)	—		(0.05)	(0.04)
Cost-saving initiatives(2)	—	—		0.07	—
Total non-GAAP adjustments	(0.01)	—		0.01	(0.04)
Adjusted diluted earnings per share	$0.72	$0.61	18%	$3.04	$3.00	1%

Net income	$263.0	$220.7	19%	$1,097.5	$1,098.1	—%
Non-GAAP adjustments:
Interest expense, net	8.1	7.7		33.5	26.5
Income taxes	82.9	70.9		336.7	339.0
Depreciation and amortization expense	47.4	51.7		192.0	209.7
Total non-GAAP adjustments	138.4	130.3		562.2	575.2
EBITDA	401.4	351.0	14%	1,659.7	$1,673.3	(1)%
Cost-saving initiatives(2)	—	—		32.2	—
Adjusted EBITDA	$401.4	$351.0	14%	$1,691.9	$1,673.3	1%

(1)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.
(2)

One-time costs and corresponding tax benefit recognized related to the acceleration of cost-saving initiatives, including the long-term strategy to reduce our geographic footprint and headcount optimization. These events are not expected to recur.

(3)

Net tax windfall benefits related to employee stock-based compensation payments recognized in income taxes. This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted EBITDA, which are non-GAAP measures. We believe these additional measures are indicators of our core business operations performance period over period. Adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, EBITDA, and adjusted EBITDA, are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”). As such, they should not be considered a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share, and, therefore, they should not be used in isolation but in conjunction with the U.S. GAAP measures. The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Business Outlook

Our outlook for the fiscal year ending May 31, 2022 (“fiscal 2022”) incorporates current assumptions and market conditions. Changes in the macroeconomic environment could alter our guidance.  With consideration of these impacts, our outlook is as follows:

•	Management Solutions revenue is anticipated to grow approximately 7%;
•	PEO and Insurance Solutions revenue is anticipated to grow in the range of 8% to 10%;
•	Interest on funds held for clients is expected to be flat;
•	Total revenue is anticipated to grow approximately 7%;
•	Adjusted operating margin(1) is anticipated to be approximately 38%;
•	Adjusted EBITDA margin(1) is anticipated to be approximately 42%;
•	Other expense, net is anticipated to be in the range of $33 million to $37 million;
•	The effective income tax rate for fiscal 2022 is anticipated to be in the range of 24% to 25%; and
•	Adjusted diluted earnings per share(2) is anticipated to grow in the range of 10% to 12%.

(1) Adjusted operating margin and adjusted EBITDA margin are not U.S. GAAP measures. Adjusted operating margin is calculated as operating margin, adjusted for one-time non-recurring items, as a percentage of total revenue. Adjusted EBITDA margin is calculated as net income, adjusted for interest, taxes, depreciation, amortization, and one-time non-recurring items, as a percentage of total revenue.  We believe that the exclusion of certain one-time non-recurring items when calculating these measures provides a better indicator of our core business operations’ performance period over period.

(2) Adjusted diluted earnings per share is not  a U.S. GAAP measure. Please refer to the “Non-GAAP Financial Measures” section on page 4 of this press release for a discussion of this non-GAAP measure and a reconciliation to the most comparable U.S. GAAP measure of diluted earnings per share.

Environmental, Social, and Governance (“ESG”)

As part of what it means to be Paychex, we are focusing our ESG efforts on where we can have the most positive impact. To learn more about our latest initiatives, please visit https://www.paychex.com/corporate/corporate-responsibility. The information available on our website is not a part of, and is not incorporated into, this press release.

Annual Report on Form 10-K (“Form 10-K”)

We anticipate filing our Form 10-K before the end of July 2021, and it will be available at https://investor.paychex.com. This press release should be read in conjunction with the Form 10-K and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-K.

Webcast Details

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for June 25, 2021,  at 9:30 a.m. Eastern Time, at https://investor.paychex.com. The webcast will be archived for approximately 90 days. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at https://investor.paychex.com.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Adam Kranitz, Director of Corporate Communications	585‑383‑3074

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 710,000 payroll clients as of May 31, 2021 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “intend,” “overview,” “outlook,” “guidance,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•	the impact of the COVID-19 pandemic on the U.S. and global economy, and in particular on our small- and medium-sized business clients;
•	changes in governmental regulations and policies;
•	our ability to comply with U.S. and foreign laws and regulations;

•	our ability to keep pace with changes in technology and to provide timely enhancements to our products and services;
•	our compliance with data privacy laws and regulations;
•	the possibility of cyberattacks, security vulnerabilities and Internet disruptions, including breaches of data security and privacy leaks, data loss and business interruptions;
•	the possibility of failure of our operating facilities, computer systems, or communication systems during a catastrophic event;
•	the failure of third-party service providers to perform their functions;
•	the possibility that we may be subject to additional risks related to our co-employment relationship with our PEO;
•	changes in health insurance and workers’ compensation insurance rates and underlying claim trends;
•	our clients’ failure to reimburse us for payments made by us on their behalf;
•	the effect of changes in government regulations mandating the amount of tax withheld or the timing of remittances;
•	volatility in the political and economic environment;
•	risks related to acquisitions and the integration of the businesses we acquire;
•	our failure to comply with covenants in our debt agreements;
•	changes in the availability of qualified people, including management, technical, compliance and sales personnel;
•	our failure to protect our intellectual property rights;
•	the possible effects of negative publicity on our reputation and the value of our brand; and
•	potential outcomes related to pending or future litigation matters.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known as of the date of this press release, and any forward-looking statements made by us in this document speak only as of the date on which it is made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the twelve months ended
	May 31,			May 31,
	2021	2020	Change(2)	2021	2020	Change(2)
Revenue:
Management Solutions	$756.4	$661.8	14%	$3,023.4	$2,963.0	2%
PEO and Insurance Solutions	258.3	228.0	13%	974.1	990.6	(2)%
Total service revenue	1,014.7	889.8	14%	3,997.5	3,953.6	1%
Interest on funds held for clients(1)	14.5	25.3	(43)%	59.3	86.9	(32)%
Total revenue	1,029.2	915.1	12%	4,056.8	4,040.5	—%
Expenses:
Cost of service revenue	315.8	291.7	8%	1,271.2	1,280.8	(1)%
Selling, general and administrative expenses	359.6	323.8	11%	1,324.9	1,299.2	2%
Total expenses	675.4	615.5	10%	2,596.1	2,580.0	1%
Operating income	353.8	299.6	18%	1,460.7	1,460.5	—%
Other expense, net(1)	(7.9)	(8.0)	n/m	(26.5)	(23.4)	n/m
Income before income taxes	345.9	291.6	19%	1,434.2	1,437.1	—%
Income taxes	82.9	70.9	17%	336.7	339.0	(1)%
Net income	$263.0	$220.7	19%	$1,097.5	$1,098.1	—%

Basic earnings per share	$0.73	$0.62	18%	$3.05	$3.06	—%
Diluted earnings per share	$0.73	$0.61	20%	$3.03	$3.04	—%
Weighted-average common shares outstanding	360.2	358.7		359.9	358.5
Weighted-average common shares outstanding, assuming dilution	362.7	360.7		362.1	361.0

(1) Further information on interest on funds held for clients and other expense, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at www.paychex.com.

(2) Percentage changes are calculated based on unrounded numbers.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

	May 31,
	2021	2020
ASSETS
Cash and cash equivalents	$995.2	$905.2
Restricted cash	51.3	49.8
Corporate investments	36.7	27.2
Interest receivable	24.4	26.2
Accounts receivable, net of allowance for doubtful accounts	578.3	384.1
PEO unbilled receivables, net of advance collections	450.9	380.0
Prepaid income taxes	33.5	16.8
Prepaid expenses and other current assets	249.2	244.8
Current assets before funds held for clients	2,419.5	2,034.1
Funds held for clients	3,750.0	3,430.5
Total current assets	6,169.5	5,464.6
Long-term restricted cash	37.0	21.3
Long-term corporate investments	7.1	10.2
Property and equipment, net of accumulated depreciation	395.8	407.4
Operating lease right-of-use assets, net of accumulated amortization	103.0	114.8
Intangible assets, net of accumulated amortization	275.8	330.6
Goodwill	1,820.7	1,791.1
Long-term deferred costs	384.1	372.5
Other long-term assets	34.2	38.2
Total assets	$9,227.2	$8,550.7

LIABILITIES
Accounts payable	$89.0	$79.4
Accrued corporate compensation and related items	209.7	131.7
Accrued worksite employee compensation and related items	586.4	512.4
Short-term borrowings	7.4	5.1
Accrued income taxes	—	50.5
Deferred revenue	37.9	39.2
Other current liabilities	336.8	277.6
Current liabilities before client fund obligations	1,267.2	1,095.9
Client fund obligations	3,671.0	3,331.0
Total current liabilities	4,938.2	4,426.9
Accrued income taxes	25.8	33.5
Deferred income taxes	218.0	240.8
Long-term borrowings, net of debt issuance costs	797.3	796.8
Operating lease liabilities	92.4	96.9
Other long-term liabilities	207.5	174.4
Total liabilities	6,279.2	5,769.3

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.8 shares as of May 31, 2021 and 358.8 shares as of May 31, 2020	3.6	3.6
Additional paid-in capital	1,446.7	1,289.9
Retained earnings	1,445.9	1,431.4
Accumulated other comprehensive income	51.8	56.5
Total stockholders’ equity	2,948.0	2,781.4
Total liabilities and stockholders’ equity	$9,227.2	$8,550.7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the twelve months ended
	May 31,
	2021	2020
OPERATING ACTIVITIES
Net income	$1,097.5	$1,098.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	192.0	209.7
Amortization of premiums and discounts on available-for-sale securities, net	35.8	40.8
Amortization of deferred contract costs	191.4	186.1
Stock-based compensation costs	52.5	47.4
(Benefit)/provision for deferred income taxes	(21.0)	(4.0)
Provision for allowance for doubtful accounts	8.0	7.8
Net realized gains on sales of available-for-sale securities	(1.2)	(11.3)
Changes in operating assets and liabilities:
Interest receivable	1.8	1.2
Accounts receivable and PEO unbilled receivables, net	(272.9)	55.1
Prepaid expenses and other current assets	(15.8)	(1.6)
Accounts payable and other current liabilities	169.0	(4.9)
Deferred costs	(208.0)	(196.6)
Net change in other long-term assets and liabilities	32.1	12.7
Net change in operating lease right-of-use assets and liabilities	(0.9)	0.4
Net cash provided by operating activities	1,260.3	1,440.9
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(6,089.7)	(25,218.1)
Proceeds from sales and maturities of available-for-sale securities	5,771.9	26,132.9
Purchases of property and equipment	(114.6)	(127.0)
Acquisition of businesses, net of cash acquired	(19.5)	(6.1)
Purchases of other assets	(8.7)	(9.8)
Net cash (used in)/provided by investing activities	(460.6)	771.9
FINANCING ACTIVITIES
Net change in client fund obligations	340.0	(453.3)
Net proceeds from short-term borrowings	2.3	5.1
Dividends paid	(908.7)	(889.4)
Repurchases of common shares	(155.7)	(171.9)
Activity related to equity-based plans	85.7	21.3
Net cash used in financing activities	(636.4)	(1,488.2)
Net change in cash, restricted cash, and equivalents	163.3	724.6
Cash, restricted cash, and equivalents, beginning of fiscal year	1,659.8	935.2
Cash, restricted cash, and equivalents, end of fiscal year	$1,823.1	$1,659.8

Reconciliation of cash, restricted cash and equivalents
Cash and cash equivalents	$995.2	$905.2
Restricted cash	88.3	71.1
Restricted cash and restricted cash equivalents included in funds held for clients	739.6	683.5
Total cash, restricted cash, and equivalents	$1,823.1	$1,659.8

© 2021 Paychex, Inc.